UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 27, 2026

ZILLOW GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	001-36853	47-1645716
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Second Avenue, Floor 36, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)
(206) 470-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ZG	The Nasdaq Global Select Market
Class C Capital Stock, par value $0.0001 per share	Z	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 27, 2026, Zillow Group, Inc. (“the Company” or “Zillow”) entered into a stipulation of settlement (the “Settlement Agreement”) to resolve all claims against all defendants alleged in the previously disclosed consolidated securities class action litigation captioned Jaeger v. Zillow Group, Inc., et al., Case No. 2:21-cv-01551-TSZ (W.D. Wash.) (the “Class Action”).

Pursuant to the Settlement Agreement, the Company has agreed to pay or cause to be paid an aggregate of $212.5 million in cash (the “Settlement Payment”) into a settlement fund held in escrow within 20 business days after the court preliminarily approves the settlement. Approximately $48 million of the Settlement Payment is expected to be paid through insurance proceeds. The settlement fund will be used to pay class notice and administration costs, court-approved plaintiffs’ attorneys’ fees and expenses, and cash payments to eligible members of the settlement class.

The settlement class consists of all persons or entities who purchased or otherwise acquired Zillow Class A common stock or Class C capital stock during the period from August 5, 2021, to November 2, 2021, inclusive (the “Class Period”), and were allegedly damaged thereby, subject to certain exclusions and exceptions. Upon the settlement becoming effective, settlement class members who have not validly requested exclusion will be bound by the settlement and will release the Company, the other defendants named in the Class Action, and certain of their respective related parties from any and all claims that were or could have been asserted that arise out of or relate to the allegations in the Class Action or the purchase or other acquisition of the Company’s stock during the Class Period. The Settlement Agreement contains no admission of liability or wrongdoing by any of the defendants. The settlement does not affect the claims asserted in the previously disclosed related shareholder derivative actions, all of which remain pending.

The settlement remains subject to court approval. As is customary in securities class action settlements, if the court preliminarily approves the settlement, members of the settlement class will receive notice and an opportunity to object or request exclusion, and the court will then hold a fairness hearing on final approval and entry of the proposed order and final judgment. If the court approves the settlement and enters such order and final judgment, then, upon the settlement becoming effective in accordance with its terms, distributions to eligible settlement class members will be made in accordance with a plan of allocation approved by the court and the release will be effective as to settlement class members bound by the settlement. The settlement may be terminated under certain circumstances, including by the defendants if requests for exclusion from the settlement class reach a confidential threshold of purchased shares set forth in a separate agreement between the parties.

The foregoing description of the Settlement Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full terms of the Settlement Agreement. The plaintiff will publicly file the Settlement Agreement and corresponding exhibits with the court in connection with the plaintiff’s motion for preliminary approval of the settlement. The Company also intends to file a copy of the Settlement Agreement as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2026.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Settlement Agreement, the Settlement Payment, the expected availability of insurance proceeds, court approval of the settlement, distributions to settlement class members, and the effectiveness of the releases. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including whether the court will approve the settlement on the terms provided; the outcome of any objections to the settlement and any appeal or other review of the court’s final order and judgment; the exercise of any right to terminate the settlement; the amount and timing of any insurance proceeds; the possibility that the settlement is not completed; and the other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission. The forward-looking statements contained in this Current Report on Form 8-K speak only as of the date hereof, and the Company specifically disclaims any obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

Dated: October 28, 2026	ZILLOW GROUP, INC.

	By:	/s/ RIKKI TREMBLAY
	Name:	Rikki Tremblay
	Title:	Vice President, Principal Accounting Officer